EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC
ACCOUNTING FIRM

We consent to the reference to our Firm under the caption “Experts”, and to the incorporation by reference in the Registration Statement (No. 333-210315) on Form S-8 of Sierra Wireless, Inc. and the use herein of our reports dated March 10, 2020, with respect to the consolidated balance sheets as at December 31, 2019 and 2018, and the related consolidated statements of operations and comprehensive earnings (loss), equity and cash flows for each of the years in the three year period ended December 31, 2019, and the effectiveness of internal control over financial reporting of Sierra Wireless, Inc. as of December 31, 2019, included in this Annual Report on Form 40-F.

Vancouver, Canada	/s/ Ernst & Young LLP
March 10, 2020	Chartered Professional Accountants